A Message from Our CEO
It’s hard to believe we are quickly approaching the end of summer. While the temperatures have become a bit more bearable here in Iowa, I know the same can’t be said for other parts of our district! It’s even harder to believe that just over two years ago we were finalizing the merger between the Des Moines and Seattle Federal Home Loan Banks (FHLBanks).
For the second edition of my quarterly letter, I’d like to take some time to reflect on things we’ve learned and achieved in the two years post-merger. I’ll also touch on how we are recovering from the water damage to our headquarters. As always, if you have specific topics you’d like addressed or questions answered, please don’t hesitate to reach out. I’m available via email at CEO@fhlbdm.com.
Financial Performance
Our second quarter financial performance and condition were sound. We recorded $130 million in net income for the second quarter and $270 million during the first six months of 2017. Because of these earnings, we continue to pay a steady dividend (3.50 percent annualized rate on activity-based stock and 1.00 percent annualized on membership-based stock), and we have accrued $31 million through June 30, 2017 for our Affordable Housing Program (AHP). Our performance is a direct result of your utilization of our products and services. Advances, which totaled $118.9 billion as of quarter end, continue to be our single largest asset class, accounting for 72 percent of the Bank’s total assets. Additional financial information is available in our recently filed second quarter form 10-Q.

The other 10 Federal Home Loan Banks are also having good years. The Office of Finance, our joint fiscal agent through which we issue our debt, publishes a detailed Combined Financial Report on the 11 FHLBanks each quarter, but they also issue a set of Combined Operating Highlights that is worth perusing.

Two Years Out: How We've Grown

On May 31, 2017, we marked two years since our merger. Along the way, we’ve had a few bumps, but the result has been overwhelmingly positive. The Des Moines Bank is now a leader both geographically and financially within the FHLBank System. The geographic breadth and diversity of our membership base has better allowed us to fulfill our mission of supporting your housing, economic development and business needs.

One of the questions I frequently hear is, did you realize the cost savings that you expected from the merger? The answer is we came pretty darn close. There are a few ways to look at the cost savings, but the most straightforward is to take the operating expenses of the two FHLBanks in 2014 (the last full year each operated independently), inflate the personnel costs in those budgets to 2017 levels and then to compare the aggregate of those two adjusted budgets with FHLB Des Moines actual budget for 2017. That calculation shows that the merger reduced total operating expenses by about $34 million, or 24 percent of the inflation-adjusted aggregate expenses of the two FHLBanks. Pre-merger, we were expecting cost savings on the order of $40-$50 million. We did not achieve that expectation because of expenses we’ve had to incur to remediate several control deficiencies unrelated to the merger. Even so, the costs savings we’ve realized are significant.

The merger also has paid off in terms of our capital strength. In the quarter immediately prior to the close of the merger, FHLB Des Moines had $729 million in retained earnings, an amount equal to 0.75 percent of total assets. That was among the lowest totals in the FHLBank System. In the quarter just ended, we boasted retained earnings of $1,684 million, or 1.02 percent of assets, both much more in line with other FHLBanks and more than sufficient to cover the risks on our balance sheet and to preserve the par value of your capital stock. That increase is due to a combination of the settlements on Private-label Mortgage-backed Security (PLMBS) litigation that the Des Moines Bank acquired from Seattle and from the growth in core business since the merger.

Another positive result of the merger is that members of the legacy Seattle Bank are now more likely to use FHLB Des Moines products and services. You now hold capital stock that is liquid and are receiving a dividend on that investment. Thus, you are inclined to put up capital to support advances, something you were loath to do with the Seattle Bank. The Des Moines Bank also offers the Mortgage Partnership Finance Program®, a product that the Seattle Bank did not offer, so members of the legacy Seattle Bank are now utilizing that as an outlet for the sale of mortgages.

One concern expressed as the merger was coming together was whether the Des Moines Bank could successfully meet the needs of members over such a broad geographic area. Ensuring that we could meet members’ needs post-merger was a key focus, and I believe we have done quite well in that regard. We maintained a regional office in Seattle, expanded our hours and distributed our sales and collateral review staffs throughout our district. We also expanded the number of Regional Member Meetings in the spring to 16 and introduced an annual Leadership Summit that brings together both established and up-and-coming financial leaders to share ideas, best practices and influence positive changes at your institutions.

Two years out, we are even better positioned to achieve our affordable housing mission. Our AHP lending power significantly increased from the PLMBS settlements, resulting in an even greater allocation of funds to affordable housing. We received nearly double the applications for our most recent Competitive AHP round, and we greatly expanded the availability of Home$tart to support first-time homebuyers.

So if you ask me if the merger was worth it for the legacy Des Moines and Seattle members, my answer would be a resounding “yes.” The Des Moines Bank’s future is very bright.

Business Continuity

I write to you today from an unexpectedly different desk than our last issue. As you may know, on June 22, a 10-inch drain pipe burst and flooded our headquarters forcing us to vacate that building and to operate out of temporary quarters. Or perhaps you weren’t aware, which is a testament to the agility of our employees and their commitment to exceptional member service. By effectively executing our disaster recovery and business continuity plans, we were able to minimize service disruptions and, within a few hours, we were back to operating as close to normal as possible given the circumstances.

In the time following the flood, we’ve truly honed in on what operational excellence means. We’ve worked creatively, flexibly and collaboratively. We’ve eliminated unnecessary meetings, reduced our reliance on paper and physical files and learned to lean on each other more than ever before. From day one at our Business Recovery Center to nearly two months working out of temporary offices in downtown Des Moines and all the coffee shop meetings in between, we haven’t missed a beat remaining a reliable and constant partner for you, our members. Something no amount of water could detract us from.

As we continue to work towards a late 2018 move to our new headquarters building, we are adjusting to our new normal, with plans to have all employees under one roof again by the end of this month. As I said in my last letter, we are here to serve you in the short run and in the long run. That is why we exist and that is what motivates us. So, regardless of location, we’ll continue to honor that commitment.

Here’s to a drier and calmer third quarter!

“Mortgage Partnership Finance” is a registered trademark of the Federal Home Loan Bank of Chicago.